UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2005

CDKNET.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

948 US Highway 22
North Plainfield, NJ 07060
(Address of Principal Executive Offices)

(908) 769-3232
(Registrant's telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))I

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

CDKnet.com, Inc. (the “Company”) did not make principal and interest payments totaling $707,591.62 due on December 8, 2005 to holders of the Company’s 10% Convertible Extendable Notes initially due June 8, 2005 (the “Notes”) and is using the ten-day grace period contained in the Notes which must elapse before the failure to make such payments becomes an Event of Default under the Notes to engage in extension discussions with the Note holders. In the event the principal and interest payments are not made before December 19, 2005, each holder may convert principal and interest into shares of the Company’s common stock at the lower of $.67 per share or the average bid closing price of the Company’s common stock for the ten trading days prior to conversion. In addition, the holders may, in lieu of conversion, demand payment equal to the fair market value of shares of common stock that would have been issuable upon conversion on December 8, 2005.

On December 8, 2005, the Company received an email from a representative of holders of $254,333.33 principal amount of the outstanding Notes, that they expect the Notes to be paid in full, with interest of $6,358.29, within the grace period. The representative had previously informed the Company that such holders would not entertain any request to extend the due date of the Notes. The Company will continue to discuss the extension or conversion of the Notes with the other holders of the Notes and is seeking financing to pay these obligations and to provide working capital. There can be no assurance that the Company will be successful in either obtaining extensions of the Notes or raising sufficient funds to pay the principal and interest that is currently due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDKNET.COM, INC.

Date: December 14, 2005	By:	/s/ Oleg Logvinov
Oleg Logvinov, CEO